Exhibit 8.1

                                 June 2, 1997

The Board of Directors
First Empire State Corporation
One M&T Plaza
Buffalo, New York  14240

     Re:  First Empire State Corporation
          Registration Statement on Form S-3
          File No. 333-

Ladies and Gentlemen:

      Reference is made to the information set forth under the caption "Certain Federal Income Tax Consequences" contained in the Prospectus included in the Registration Statement on Form S-3 (the "Registration Statement") filed by First Empire State Corporation, a New York corporation (the "Company"), and First Empire Capital Trust II, a Delaware business trust (the "Trust") with the Securities and Exchange Commission (the "Commission") relating to (i) the proposed issuance by the Trust of $100,000,000 aggregate liquidation amount of the Trust's ____% Capital Securities due June ____, 2027 (the "Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the proposed issuance by the Company to the Trust of $103,092,800 aggregate principal amount of the Company's ____% Junior Subordinated Debentures registered under the Securities Act, and (iii) the Company's guarantee, which guarantees certain obligations related to the Capital Securities, registered under the Securities Act.

      The discussion under that caption, subject to the assumptions and conditions described therein, constitutes the legal opinion of Arnold & Porter. Our opinion is based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the date hereof. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion.

      We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to reference to our firm under the caption "Certain Federal Income Tax Consequences" contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Very truly yours,

                                        ARNOLD & PORTER


                                        By /s/ Arnold & Porter
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